EXHIBIT 99.1

Urstadt Biddle Properties Inc. Announces Redemption of 8.50% Series C Senior Cumulative Preferred Stock
Company Release – April 25, 2013 16:15
GREENWICH, Conn. – (BUSINESS WIRE) – On April 25, 2013, Urstadt Biddle Properties Inc. ("UBP") (NYSE: UBP.PRC), a self-administered equity real estate investment trust, issued a notice of redemption to the registered holders of its 8.50% Series C Senior Cumulative Preferred Stock (the "Series C Preferred Stock").  Pursuant to the provisions of the Articles Supplementary classifying the Series C Preferred Stock, UBP has taken action to redeem all 224,027 outstanding shares of the Series C Preferred Stock on May 29, 2013, the redemption date.  The redemption price will be $100 per share, plus $.6847222 per share, the amount equal to all dividends accrued and unpaid thereon from May 1, 2013 through the redemption date.  UBP previously declared a regular quarterly dividend on the Series C Preferred Stock of $2.125 per share payable on April 30, 2013 to stockholders of record on April 19, 2013.
Dividends on the Series C Preferred Stock will cease to accrue on the redemption date.  From and after the redemption date, the Series C Preferred Stock will no longer be deemed to be outstanding, and all rights of the holders will terminate, except only the right of the holders to receive, from and after the redemption date, the redemption price, without interest.  Because the redemption is a redemption in full, the Series C Preferred Stock will be delisted from trading on the New York Stock Exchange.
All shares of the Series C Preferred Stock are held in book-entry form through the Depository Trust Company ("DTC") and will be redeemed in accordance with the procedures of DTC.  Payment to DTC for the Series C Preferred Stock will be made by Computershare Trust Company, N.A. as redemption agent.  The address for the redemption agent is as follows: Computershare Trust Company, N.A., c/o Computershare Inc., 250 Royall Street, Canton, MA 02021; Attention:  Reorganization Department.
About Urstadt Biddle Properties Inc.
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1970.  Urstadt Biddle Properties Inc. owns or has equity interests in 63 properties containing approximately 5.0 million square feet of space and has paid 174 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 19 consecutive years.
Safe Harbor/Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.

Urstadt Biddle Properties Inc.
Willing L. Biddle, President
John T. Hayes, CFO
203-863-8200

Source: Urstadt Biddle Properties Inc.